Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED
BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE
TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

LOAN AGREEMENT

Dated as of October 18, 2024

among

Chicago Atlantic REAL ESTATE FINANCE, INC.

as Borrower,

THE VARIOUS FINANCIAL INSTITUTIONS PARTY HERETO FROM TIME TO TIME,

as Lenders,

and

[***],

as Agent

-i-

Table of Contents

(continued)

-ii-

Table of Contents

(continued)

SCHEDULE

Schedule 1.1	Commitments

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Compliance Certificate

-iii-

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is dated as of October 18, 2024 (the “Closing Date”), among Chicago Atlantic REAL ESTATE FINANCE, INC., a Maryland corporation (“Borrower”), the financial institutions party to this Agreement from time to time as Lenders, and [***], as administrative agent for Lenders (in such capacity, “Agent”).

R E C I T A L S:

WHEREAS, Borrower has requested that Lenders provide a credit facility to Borrower to finance its business enterprise. Each Lender is willing to provide the credit facility on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1. Definitions. As used herein, the following terms have the meanings set forth below:

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Fee Letter” means that certain Agent Fee Letter dated the date hereof between Agent and Borrower.

“Aggregate Initial Debt Cap” has the meaning ascribed to such term in Section 9.8.

“Anti-Corruption Laws” means any Law applicable to Borrower relating to bribery or corruption.

“Anti-Terrorism Law” means any Law applicable to Borrower relating to terrorism or money laundering, including the PATRIOT Act.

“Approved Fund” means any entity owned or Controlled by a Lender or Affiliate of a Lender, if such entity is engaged in making or investing in commercial loans in its ordinary course of activities.

“Assignment and Assumption” means an assignment and assumption agreement between a Lender and Eligible Assignee, in the form of Exhibit A or otherwise satisfactory to Agent.

“Bankruptcy Code” means Title 11 of the United States Code.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board of Governors” means the Board of Governors of the Federal Reserve System.

“Bona-Fide Debt Fund” means any Person that is a bona fide debt fund or debt investment vehicle that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans or bonds or similar extensions of credit in the ordinary course of business and which is separately managed from and has separate investment directors and committees from any Disqualified Institution.

“Borrower Materials” means Compliance Certificates and other information, reports, financial statements and materials delivered by Borrower under the Loan Documents, as well as Reports and other information provided by Agent to Lenders in connection with the credit facility established by this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, Illinois or New York.

“Capital Lease Obligations” means of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or tangible personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that all obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP as of December 15, 2019 (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capital Lease Obligations) for purposes of the Loan Agreement regardless of any change in GAAP or change in the application of GAAP following the date that would otherwise require such obligations to be recharacterized as Capital Lease Obligations.

“CAREFM” means Chicago Atlantic REIT Manager, LLC, a Delaware limited liability company.

“Change in Law” means the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (x) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

“Change of Control” means: (a) Borrower ceases to be managed by CAREFM; (b) the sale or transfer of all or substantially all assets of Borrower; (c) CAREFM ceases to be controlled by Andreas Bodmeier, Anthony Cappell or John Mazarakis; (d) any change in the legal or beneficial ownership or control of the outstanding voting Equity Interests of Borrower necessary at all times to elect a majority of the board of directors (or similar governing body) of each such Person or to direct the management policies and decisions of such Person; or (e) the acquisition of ownership, directly or indirectly, beneficially or of record, by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than Andreas Bodmeier, Anthony Cappell or John Mazarakis, or any combination of the foregoing, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than 35.00% of the then outstanding voting stock of Borrower on a fully-diluted basis.

“Claims” means all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable out-of-pocket and documented attorneys’ fees) at any time (including after Full Payment of the Obligations) asserted against any Indemnitee by Borrower or other Person, in any way relating to (a) any Loans, Loan Documents, or the use thereof or transactions relating thereto; (b) any action taken or omitted in connection with any Loan Documents; (c)  exercise of any rights or remedies under any Loan Documents or applicable Law; or (d) failure by Borrower to perform or observe any terms of any Loan Document, in each case including all reasonable, out-of-pocket and documented costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto. Notwithstanding anything to the contrary contained herein or in the Loan Documents, Borrower’s obligations to pay, reimburse or indemnify for legal fees, costs and expenses, whether pursuant to Section 13.3 or otherwise, shall be limited to reasonable, out-of-pocket and documented legal fees, costs and expenses of (i) a single primary counsel (and a single local counsel in each applicable jurisdiction, to the extent such local counsel is reasonably necessary) for Agent and (ii) a single primary counsel (and a single local counsel in each applicable jurisdiction, to the extent such local counsel is reasonably necessary) for Lenders as a whole, unless, in each case, an actual or perceived conflict of interest exists, in which case, Borrower shall be required to pay for one additional counsel (and an additional local counsel in each applicable jurisdiction, to the extent such local counsel is reasonably necessary) for the parties affected by such conflict, taken as a whole.

“Closing Date” shall have the meaning set forth in the Preamble.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means for any Lender, its obligation to make Loans up to the maximum principal amount shown on Schedule 1.1, as hereafter modified pursuant to an Assignment and Assumption to which it is a party. “Commitments” means the aggregate amount of all Lenders’ Commitments.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B, and satisfactory to Agent (acting at the direction of Required Lenders) in all respects, by which Borrower certifies compliance with Sections 8.14 and 9.8.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

“Debt” means of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) accounts and trade payables payable incurred in the ordinary course of business and (ii) any bona-fide earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after being due and payable), (e) all Debt of others secured by any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed by such Person, (f) all Guarantees by such Person of Debt of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided that the term “Debt” shall not include (w) deferred or prepaid revenue, (x) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller, (y) obligations, to the extent such obligations would otherwise constitute Debt, under any agreement that have been irrevocably defeased or satisfied and discharged pursuant to the terms of such agreement or (z) Equity Interests. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Person is not liable therefor. The amount of Debt of any Person for purposes of clause (e) above shall (unless such Debt has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Debt and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith. For all purposes hereof, the Debt of Borrower shall exclude intercompany liabilities arising from cash management, tax, and accounting operations and intercompany loans, advances or Debt made in the ordinary course of business.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Debtor Relief Plan” means a plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws.

“Default” means any event or condition that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means, for any Obligation (including, to the extent permitted by Law, interest not paid when due), 11.00% per annum.

“Defaulting Lender” means any Lender that: (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two Business Days; (b) has notified Agent or Borrower that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect; (c) has failed, within three Business Days following written request by Agent or Borrower, to confirm that such Lender will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Borrower); or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority); provided, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender’s agreements.

“Disqualified Institution” means on any date, (a) any Person that has been designated by Borrower as a “Disqualified Institution” by written notice to Agent and Lenders, on or prior to the Closing Date, and any of such Person’s Affiliates (other than any Affiliate of such Person that is a Bona-Fide Debt Fund) that are either (i) identified in writing by Borrower to Agent and Lenders from time to time or (ii) clearly identifiable as an Affiliate (on the basis of such Affiliate’s name) and (b) any other Person that is Borrower’s or its Subsidiaries’ direct competitor that is in the same or a similar line of business of Borrower or any Subsidiary of Borrower, which Person has been designated by Borrower as a “Disqualified Institution” by written notice to Agent and Lenders not less than five Business Days prior to such date; provided that “Disqualified Institutions” shall exclude (x) any Person that Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to Agent and Lenders from time to time and (y) United States banks; provided, further, that notwithstanding anything herein to the contrary, there shall be no “Disqualified Institutions” during the existence of any Event of Default.

“Disposition” has the meaning ascribed to such term in Section 9.12.

“Distribution” any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); distribution, advance or repayment of Debt to a holder of Equity Interests; purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

“Division/Series Transaction” means with respect to Borrower and its Subsidiaries, that any such Person (a) divides into two or more Persons (whether or not the original Borrower or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series, in each case as contemplated under the laws of any jurisdiction.

“Dollars” means lawful money of the United States.

“Eligible Assignee” means: (a) a Lender, Affiliate of a Lender or Approved Fund that satisfies Sections 11.12, 12.3(c) and 12.3(e); or (b) an assignee for which the applicable assignor has provided notice to Borrower. For the avoidance of doubt, any Disqualified Institution is subject to Section 12.3(e).

“Enforcement Action” means any action to enforce any Obligations or Loan Documents, whether by judicial action, self-help, action in an Insolvency Proceeding or otherwise.

“Equity Interest” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Event of Default” has the meaning ascribed to such term in Section 10.1.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 12.4) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.4(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” is Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Fiscal Quarter” means each period of three months, commencing on the first day of a Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Plan” means any employee benefit plan or arrangement (a) maintained or contributed to by Borrower or Subsidiary that is not subject to the laws of the United States or (b) mandated by a government other than the United States for employees of Borrower or Subsidiary.

“Full Payment” means with respect to any Obligations, the full cash payment or, as to non-monetary Obligations, other satisfaction thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding).

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with and required reports to all Governmental Authorities.

“Governmental Authority” means any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including any supra-national bodies such as the European Union or European Central Bank).

“Hedging Agreements” means any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants or any similar derivative transactions.

“Immaterial Subsidiary” means any Subsidiary of Borrower (a) that, as of the last day of the most recent Fiscal Quarter of Borrower for which financial statements have been delivered pursuant to Section 8.3(a), had consolidated revenues for the period of four consecutive Fiscal Quarters ending on such date of less than 10.00% of the consolidated revenues of Borrower and its Subsidiaries for such period, and (b) whose Debt is not guaranteed by Borrower or any Significant Subsidiary; provided, however, that at no time shall the revenue of the Subsidiaries of Borrower that are Immaterial Subsidiaries exceed, in the aggregate, 10.00% of the consolidated revenues of Borrower and its Subsidiaries for any period.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” means Agent, Lenders and their officers, directors, employees, Affiliates, agents, representatives and advisors.

“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, federal or foreign Law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment Law, (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property, or (c) an assignment or trust mortgage for the benefit of creditors.

“Interest Rate” has the meaning ascribed to such term in Section 3.1(a).

“Investment” means: (a) a transaction or series of transactions resulting in (i) acquisition of a business division or substantially all assets of a Person, (ii) record or beneficial ownership of 50.00% or more of the Equity Interests of a Person or (iii) merger, consolidation or combination of Borrower or a Subsidiary thereof with another Person; (b) an acquisition of record or beneficial ownership of any Equity Interests of a Person; or (c) a loan (including an intercompany loan), advance or capital contribution to or other investment in a Person.

“IRS” means the United States Internal Revenue Service.

“Laws” means any and all federal, state, provincial, territorial, local and foreign statutes, laws, judicial decisions, regulations, guidances, guidelines, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions, whether now or hereafter in effect.

“Lenders” means lenders party to this Agreement and any Person who hereafter becomes a “Lender” pursuant to an Assignment and Assumption, including any Lending Office of the foregoing.

“Lending Office” means the office (including any domestic or foreign Affiliate or branch) designated as such by a Lender by notice to Borrower and, if applicable, Agent.

“Lien” means a Person’s interest in Property securing an obligation owed to, or a claim by, another Person, including any lien, security interest, pledge, hypothecation, assignment, trust, reservation, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.

“Loan” has the meaning ascribed to such term in Section 2.1.

“Loan Documents” means this Agreement, any note issued by Borrower pursuant to Section 2.2, each Compliance Certificate and the Agent Fee Letter.

“Loan Year” means each 12-month period commencing on the Closing Date and on each anniversary thereof.

“Margin Stock” means as defined in Regulation U of the Board of Governors.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition of Borrower and its Subsidiaries, taken as a whole, or (b) the validity or enforceability of this Agreement or the rights or remedies of Lenders hereunder.

“Maturity Date” means October 18, 2028.

“Modification” has the meaning ascribed to such term in Section 13.1(a)

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA.

“Obligations” means all (a) principal of and premium, if any, on the Loans, (b) interest, indemnification obligations and other amounts payable by Borrower under Loan Documents and (c) other Debts, obligations and liabilities of any kind owing by Borrower pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, loan, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

“OFAC” means Office of Foreign Assets Control of the U.S. Treasury Department.

“Organic Documents” means with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 12.4).

“Participant” has the meaning ascribed to such term in Section 12.2(a).

“Participant Register” has the meaning ascribed to such term in Section 12.2(c).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

“Pension Plan” means any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA.

“Permitted Lien” means:

(a) Liens imposed by law for Taxes that are not yet overdue for a period of more than 30 days or are being contested in compliance with Section 8.6;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 90 days or are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, health, disability, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, or Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(e) judgment Liens in respect of judgments that do not constitute an Event of Default;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Borrower;

(g) any obligations or duties affecting any of the property of Borrower to any municipality or public authority with respect to any franchise, grant, license or permit which do not materially impair the use of such property for the purposes for which it is held;

(h) Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases;

(i) any Lien existing on any property or asset prior to the acquisition thereof by Borrower or existing on any property or asset of any Person that is merged or consolidated with or into Borrower prior to the time such Person is so merged or consolidated; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien shall not apply to any other property or assets of Borrower (other than improvements, accessions, proceeds, dividends or distributions in respect thereof and assets fixed or appurtenant thereto) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition, and any refinancings thereof;

(j) Liens on insurance policies and proceeds thereof securing the financing of the premiums with respect thereto;

(k) Liens on Equity Interests;

(l) Liens in favor of a seller solely on any cash earnest money deposits made by Borrower in connection with any letter of intent or purchase agreement with respect to any acquisition or other investment;

(m) Liens that are contractual or common law rights of set-off relating to (i) the establishment of depository relations in the ordinary course of business with banks not given in connection with the issuance of Debt or (ii) pooled deposit or sweep accounts of Borrower to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Borrower;

(n) (i) Liens of a collection bank arising under Section 4-208 or Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) other Liens securing cash management obligations and any obligations under cash management agreements (that do not constitute Debt) in the ordinary course of business;

(o) leases, licenses, subleases or sublicenses granted to others that do not interfere in any material respect with the business of Borrower;

(p) any interest or title of a lessor under leases (other than leases evidencing Capital Lease Obligations) entered into by Borrower in the ordinary course of business; and

(q) with respect to the Significant Subsidiaries, any Liens permitted by the documents evidencing Significant Subsidiary Debt.

“Permitted Refinancing” means modifications, replacements, restructurings, refinancings, refundings, renewals, amendments, restatements or extensions of all or any portion of Indebtedness (including any type of debt facility or debt security); provided that (a) the amount of such Debt is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the existing unutilized commitments thereunder (solely to the extent that such unutilized commitments would be permitted to be drawn at such time), accrued but unpaid interest thereon and a premium paid, and fees and expenses incurred, in connection with such refinancing, refunding, restructuring, renewal or extension (including any fees and original issue discount incurred in respect of such resulting Debt), and (b) the direct and contingent obligors of such Indebtedness shall not be expanded as a result of or in connection with such refinancing, refunding, restructuring, renewal or extension.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

“Plan” means any employee benefit plan (as such term is defined in Section 3(3) of ERISA).

“Pro Rata” means with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) by dividing the amount of such Lender’s Commitment by the aggregate outstanding Commitments or (b) following termination of the Commitments, by dividing the amount of such Lender’s Loans by the aggregate outstanding Loans or, if all Loans have been paid in full, by dividing such Lender’s and its Affiliates’ remaining Obligations by the aggregate remaining Obligations.

“Properly Contested” means with respect to any obligation of Borrower, (a) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued, (b) appropriate reserves have been established in accordance with GAAP and (c) non-payment could not have a Material Adverse Effect.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“REIT” means a privately held or publicly traded Real Estate Investment Trust (as defined in the Code).

“Recipient” means Agent, any Lender or any other recipient of a payment to be made by Borrower under a Loan Document or on account of an Obligation.

“Report” has the meaning ascribed to such term in Section 11.2.

“Required Lenders” means, if there is more than one Lender, two or more unaffiliated Lenders holding more than 50.00% of (a) the aggregate outstanding Commitments or (b) after termination of the Commitments, the aggregate outstanding Loans or, upon Full Payment of all Loans, the aggregate remaining Obligations; provided, that Commitments, Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation.

“Restrictive Agreement” means an agreement (other than the Loan Agreement) that conditions or restricts the right of Borrower to incur or repay Debt.

“Sanction” means any international economic sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Senior Officer” means the chairman of the board, president, chief executive officer or chief financial officer of Borrower.

“[***] Loan Agreement” means that certain Sixth Amended and Restated Loan and Security Agreement, dated as of September 30, 2024, among Chicago Atlantic Lincoln, LLC, a Delaware limited liability company, [***], as administrative agent, and the other Persons party thereto.

“Significant Subsidiary” means Chicago Atlantic Lincoln, LLC, a Delaware limited liability company, and any Subsidiary of Borrower that is not an Immaterial Subsidiary.

“Significant Subsidiary Debt” has the meaning ascribed to such term in Section 9.8.

“Significant Subsidiary Initial Debt Cap” has the meaning ascribed to such term in Section 9.8.

“Solvent” means as to any Person, such Person: (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

“Subordinated Debt” means Debt incurred by Borrower or any Subsidiary thereof that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Agent (acting at the direction of Required Lenders).

“Subsidiary” means any entity more than 50.00% of whose voting securities or Equity Interests is owned by any Person (including indirect ownership through other entities in which such Person directly or indirectly owns more than 50.00% of the voting securities or Equity Interests).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.5(g).

“Unasserted Contingent Obligations” means, at any time, Obligations for Taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no written assertion of liability and no written claim or demand for payment or has been made.

“Withholding Agent” means Borrower and Agent.

1.2. Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrower delivered to Lenders before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrower’s certified public accountants concur in such change, the change is disclosed to Agent and Lenders, and all relevant provisions of the Loan Documents are amended in a manner satisfactory to Required Lenders to take into account the effects of the change. Notwithstanding anything to the contrary contained herein or any other Loan Document, any reference to any term, covenant or financial statement being in conformity with GAAP shall mean in conformity with GAAP on a modified basis consistent with industry standards.

1.3. Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. References in this Agreement to “Preamble”, “Sections”, “Schedules” or “Exhibits” shall be to the Preamble, Sections, Schedules or Exhibits of or to this Agreement unless otherwise specifically provided. All references in this Agreement or any other Loan Document to statutes shall include all amendments of same and implementing regulations and any successor or replacement statutes and regulations; to any instrument or agreement (including any of the Loan Documents) shall include any and all modifications and supplements thereto and any and all restatements, extensions or renewals thereof to the extent such modifications, supplements, restatements, extensions or renewals of any such documents are permitted by the terms hereof and thereof; to any Person means and includes the successors and permitted assigns of such Person; to “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; or to the time of day means the time of day on the day in question in Chicago, Illinois, unless otherwise expressly provided in such Loan Document. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” All references to discretion of Agent or any Lender means, unless otherwise provided herein, the sole and absolute discretion of such Person. All references to Loans, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and all determinations (including calculations of financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrower shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Reference to Borrower’s “knowledge” or similar concept means actual knowledge of a Senior Officer.

SECTION 2. CREDIT FACILITIES.

2.1. Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make its portion of a term loan (each, a “Loan”) to Borrower on the Closing Date in an amount not to exceed such Lender’s Commitment. The Commitments shall be automatically and permanently reduced to zero on the Closing Date in connection with the borrowing of the Loans. Any Loan that has been repaid or prepaid may not be reborrowed.

2.2. Notes. The Loans of a Lender shall be evidenced by, upon its reasonable request, one or more promissory notes in form and substance reasonably satisfactory to such Lender. However, if such Loans are not so evidenced, such Loans may be evidenced solely by entries upon the books and records maintained by Agent.

SECTION 3. INTEREST, FEES AND CHARGES; Taxes.

3.1. Rates and Payment of Interest.

(a) The Obligations shall bear interest at a rate of 9.00% per annum (the “Interest Rate”); provided, however, that (i) during any period in which Borrower has a non-investment grade rating, obtained in accordance with Section 8.9, from Egan Jones or, if Egan Jones no longer rates Persons in the cannabis business, another nationally recognized rating agency selected by Borrower in consultation with, but in no event needing the consent of, Required Lenders, the then current Interest Rate (after giving effect to any applicable increases) shall increase by 50 basis points per annum as directed by Required Lenders, and (ii) if, during any period after the Debt Increase Trigger Date, either the aggregate outstanding amount of the Debt of Borrower and its Significant Subsidiaries exceeds the Aggregate Initial Debt Cap, or the aggregate outstanding amount of Significant Subsidiary Debt exceeds the Significant Subsidiary Initial Debt Cap, the then current Interest Rate (after giving effect to any applicable increases) shall increase by 50 basis points per annum as directed by Required Lenders, unless the most recent Compliance Certificate delivered by Borrower to Lenders pursuant to Section 8.3(d) indicates that Borrower’s total stockholders’ equity is in excess of $345,000,000 (provided that if such Compliance Certificate is not delivered when due in accordance with Section 8.3(d), then, upon the request of Lenders, such increase shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered).

(b) During any Event of Default that has not been cured or waived, the Obligations shall bear interest at the Default Rate (whether before or after any judgment). Borrower acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is fair and reasonable compensation for this.

(c) Interest shall accrue from the date a Loan is advanced or Obligation is incurred or payable, until paid in full by Borrower. Interest accrued on the Loans shall be due and payable in arrears, (i) on the first Business Day of each quarter, beginning with January 2, 2025, (ii) on the date of prepayment of the Loans in full and (iii) on the Maturity Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable within 20 Business Days of receipt by Borrower of demand therefor. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.2. Fees.

(a) Borrower shall pay to Agent the fees set forth in the Agent Fee Letter when due.

(b) Borrower shall pay to Agent (for the benefit of Lenders on a Pro Rata basis) on the Closing Date, for the Pro Rata benefit of Lenders, an upfront fee in an amount equal to 1.50% of the aggregate amount of the Loans advanced by Lenders on the Closing Date (the “Upfront Fee”). The Upfront Fee shall be fully earned and payable in cash on the Closing Date and non-refundable when paid.

3.3. Computation of Interest and Fees. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed based on a year of 365 or 366, as applicable, days and the actual number of days elapsed. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration.

3.4. Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

3.5. Taxes.

(a) Defined Terms. For purposes of this Section, the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by Borrower. Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.5) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by Lenders. Each Lender shall severally indemnify Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to such Lender from any other source against any amount due to Agent under this Section 3.5(e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 3.5, Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (A), (B) and (D) of Section 3.5(g)(ii)) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to Borrower and Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in a form reasonably acceptable to Agent and Borrower to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in a form reasonably acceptable to Agent and Borrower, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate in a form reasonably acceptable to Agent and Borrower on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.5(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.6. Mitigation. If Borrower is required to pay any Indemnified Taxes or additional amounts under Section 3.5, then at the request of Borrower, the applicable Recipient shall use reasonable efforts to designate a different lending office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Recipient, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject such Recipient to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

SECTION 4. LOAN ADMINISTRATION

4.1. Defaulting Lender. Notwithstanding anything herein to the contrary:

(a) Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations or rights to fund or receive collections with respect to Loans, Agent may in its discretion reallocate Pro Rata shares by excluding a Defaulting Lender’s Commitment and Loans from the calculation of shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 13(a)(iii).

(b) Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and such Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent and non-Defaulting Lenders have been paid in full. Agent may use such amounts to cover such Defaulting Lender’s defaulted obligations or to repay Obligations.

(c) Status; Cure. Agent may determine in its discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error. Borrower and Agent may agree in writing that a Lender has ceased to be a Defaulting Lender, whereupon Pro Rata shares shall be reallocated without exclusion of the reinstated Lender’s Commitment and Loans. Unless expressly agreed by Borrower and Agent, no reallocation of Commitments and Loans to non-Defaulting Lenders or reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan or otherwise to perform obligations hereunder shall not relieve any other Lender of its obligations under any Loan Document. No Lender shall be responsible for default by another Lender.

4.2. Effect of Termination. On the Maturity Date, the Obligations shall be immediately due and payable. Until Full Payment of the Obligations, all undertakings of Borrower contained in the Loan Documents shall continue. Section 5.5, this Section 4.2 and each indemnity or waiver given by Borrower in any Loan Document, shall survive Full Payment of the Obligations.

SECTION 5. PAYMENTS.

5.1. General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, and in immediately available funds, not later than 1:30 p.m. on the due date. Any payment after such time shall be deemed made on the next Business Day. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. Except as otherwise expressly provided herein, all such payments shall be made to Agent, for the account of Lenders to which such payment is owed, at Agent’s office located at [***]. Agent will promptly thereafter distribute (or cause to be distributed) to each Lender its ratable share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office (or otherwise distribute such payment in like funds as received to the Person or Persons entitled thereto as provided herein). Subject to Section 10.4, if at any time insufficient funds are received by and available to Agent to pay fully all amounts of principal, interest, fees and other amounts then due hereunder, such funds shall be applied (a) first, to pay interest, fees and other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and other amounts then due to such parties, and (b) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal, then due to such parties.

5.2. Repayment of the Loans. The outstanding principal balance of the Loans shall be due and payable in full on the Maturity Date, unless payment is sooner required hereunder. Loans may be prepaid from time to time, subject to Section 5.3.

5.3. Prepayment. Borrower shall have the right at any time to prepay the Loans of all Lenders, Pro Rata, without premium or penalty, provided that any such prepayment made on or prior to the second anniversary of the Closing Date shall be accompanied by a prepayment premium, for the Pro Rata benefit of Lenders, equal to (a) if such prepayment is made on or prior to the first anniversary of the Closing Date, 3.00% of the amount of such prepayment, and (b) if such prepayment is made after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, 2.00% of the amount of such prepayment. Borrower shall notify Agent and Lenders no later than 1:30 p.m. New York City time at least three Business Days prior to each prepayment pursuant to this Section 5.3.

5.4. Payment of Other Obligations. Obligations other than Loans shall be paid by Borrower as provided in the Loan Documents or, if no payment date is specified, within 20 Business Days of receipt by Borrower of demand therefor.

5.5. Payments Set Aside. If any payment by or on behalf of Borrower is made to Agent or any Lender and any such payment is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent or a Lender in their discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied shall be revived and continued in full force and effect as if such payment or set aside had not occurred.

5.6. Account Stated. Agent shall maintain, in accordance with customary practices, loan account(s) evidencing the Debt of Borrower hereunder. Any failure of Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrower to pay any amount owing hereunder. Entries made in a loan account shall constitute presumptive evidence of the information contained therein. If any information contained in a loan account is provided to or inspected by any Person, the information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

SECTION 6. CONDITIONS PRECEDENT

6.1. Conditions Precedent to the Loans. No Lender shall be required to fund its Loan unless each of the following conditions precedent has been satisfied by Borrower or waived by Lenders on or before the date of such Loan:

(a) Borrower and each other Person that is to be a party to this Agreement on shall have executed and delivered this Agreement.

(b) Borrower shall have delivered to Lenders and Agent each of the following:

(i) a certificate signed by the secretary or assistant secretary of Borrower, including a certificate of incumbency with respect to each Senior Officer executing a Loan Document, together with: (A) a copy of the certificate of formation of Borrower certified to be true, complete and correct by the Secretary of State of the State of Maryland, (B) a true, complete and correct copy of the other Organic Documents of Borrower, (C) a true, complete and correct copy of the resolutions of the board of directors of Borrower authorizing the execution, delivery and performance by Borrower of the Loan Documents and authorizing the borrowing hereunder and (D) a certificate of good standing as to Borrower from Secretary of State of the State of Maryland;

(ii) a customary legal opinion of legal counsel to Borrower addressed to Agent and Lenders, in form and substance reasonably satisfactory to Lenders;

(iii) a disbursement letter executed by Borrower authorizing Agent to apply the proceeds of the Loans as set forth therein;

(iv) evidence of an investment grade credit rating from Egan Jones or, if Egan Jones no longer rates Persons in the cannabis business, another nationally recognized rating agency selected by Borrower in consultation with, but in no event needing the consent of, Required Lenders;

(v) receipt of a CUSIP for the Commitments; and

(vi) a certificate of a Senior Officer certifying that, as of the Closing Date, (A) the conditions specified in Section 6.1(e) and 6.1(f) have been satisfied, (B) Borrower shall have obtained all material governmental and third-party consents and approvals as may be required in connection with the Loans and the transactions contemplated hereby, (C) there is no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that would reasonably be expected to have a Material Adverse Effect, (D) each of the representations and warranties of Borrower in this Agreement is true and correct in all material respects, and (E) Borrower and its Subsidiaries, on a consolidated basis after giving effect to the transactions contemplated hereby, are Solvent.

(c) Lenders shall have completed their due diligence investigations, with the results thereof being reasonably satisfactory to Lenders.

(d) Payment of (i) Lenders’ reasonable, out-of-pocket and documented costs and expenses in connection with this Agreement and the transactions contemplated hereby in an aggregate amount not to exceed $50,000 and (ii) Agent’s reasonable, out-of-pocket and documented costs and expenses in connection with this Agreement and the transactions contemplated hereby.

(e) There is no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) No Default or Event of Default exists.

(g) Agent and each Lender shall have received, at least five Business Days (or such shorter period acceptable to Agent) prior to the Closing Date, (i) all documentation and other information in connection with (A) Anti-Corruption Laws, including applicable “know your customer” rules and regulations, and (B) Sanctions, and (ii) a properly completed and signed IRS Form W-8 or W-9 (or other applicable Tax form), as applicable, for Borrower.

SECTION 7. REPRESENTATIONS AND WARRANTIES. To induce Agent and Lenders to enter into this Agreement and for Lenders to make the Commitments and the Loans available, Borrower represents and warrants that:

7.1. Organization and Qualification. Borrower is duly organized, validly existing and in good standing under the Laws of the State of Maryland. Borrower is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified would reasonably be expected to have a Material Adverse Effect.

7.2. Power and Authority. Borrower is duly authorized to execute, deliver and perform the Loan Documents. The execution, delivery and performance of the Loan Documents and the authorization of the extensions of credit on the terms and conditions of this Agreement have been duly authorized by all necessary corporate action, and do not (a) require any consent, authorization or approval (including any Governmental Approval) of, filing with, notice to, or any other act by or in respect of any holder of Equity Interests of Borrower, any Governmental Authority or any other Person, except those already obtained; (b) contravene the Organic Documents of Borrower; or (c) violate or cause a default under any applicable Law. Borrower has duly executed and delivered the Loan Documents.

7.3. Enforceability. Each Loan Document is a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, except as enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, (b) general principles of equity, regardless of whether considered in a proceeding in equity or at law or (c) implied covenants of good faith and fair dealing.

7.4. Title to Properties. Borrower has good title to all of its Property.

7.5. Financial Statements and Full Disclosure. The consolidated balance sheets, and related statements of income, cash flows and stockholders’ equity of Borrower that have been and are hereafter delivered to Agent and Lenders are prepared in accordance with GAAP, and fairly present in all material respects the financial positions and results of operations of Borrower and its Subsidiaries at the dates and for the periods indicated. All projections furnished by or on behalf of Borrower were prepared in good faith based upon assumptions believed to be reasonable at the time they were provided (it being understood that such projections are as to future events and are not to be viewed as facts or a guarantee of performance or achievement and are subject to significant uncertainties and contingencies, many of which are beyond Borrower’s control, and that no assurance can be given that any particular projections will be realized and actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material). All other factual information heretofore, contemporaneously or hereafter furnished in writing by Borrower to Agent or any Lender in connection with this Agreement or any other Loan Document is or will be true and correct in all material respects on the date as of which such information is dated or certified (or, if such information has been updated, amended or supplemented, on the date as of which any such update, amendment or supplement is dated or certified). Borrower is Solvent.

7.6. Taxes. Borrower has filed all federal, state and local tax returns and other reports that it is required by Law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested or that would not reasonably be expected to have a Material Adverse Effect.

7.7. Governmental Approvals. Borrower has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties, except where the failure to have such Governmental Approvals or such noncompliance would not reasonably be expected to have a Material Adverse Effect.

7.8. Compliance with Laws. Borrower has duly complied, and its Properties and business operations are in compliance, with (a) all Anti-Terrorism Laws and all Anti-Corruption Laws in all material respects and (b) all other applicable Laws, except where, as to this clause (b), noncompliance would not reasonably be expected to have a Material Adverse Effect.

7.9. Litigation. There are no proceedings or investigations pending or, to Borrower’s knowledge, threatened in writing against Borrower, or its Properties, that (a) relate to any Loan Documents or transactions contemplated thereby, or (b) would reasonably be expected to have a Material Adverse Effect if determined adversely to Borrower.

7.10. No Defaults. No Default, Event of Default or Material Adverse Effect exists.

7.11. ERISA. Borrower has no Pension Plans, Plans or Multiemployer Plans.

7.12. Investment Company Act. Borrower is not required to register as an “investment company” pursuant to the Investment Company Act of 1940, as amended.

7.13. Margin Stock. Borrower is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds will be used by Borrower to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

SECTION 8. affirmative COVENANTS. As long as any Obligations (other than Unasserted Contingent Obligations) are outstanding, Borrower shall:

8.1. Inspections. Permit, and cause each of its Significant Subsidiaries to permit, Lenders from time to time, subject to reasonable prior notice and normal business hours, to visit and inspect the properties of Borrower, to inspect and make extracts from Borrower’s books and records, and to discuss Borrower’s business, financial condition, assets and results of operations with its officers and independent accountants; provided, however, that the exercise of such rights shall be at Lenders’ own expense unless an Event of Default has occurred and is continuing, in which case Borrower shall reimburse Lenders for all of their reasonable, documented and out-of-pocket charges, costs and expenses in connection with such exercise up to one time in any 12-month period.

8.2. Financial and Other Information. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account in a manner to allow the consolidated financial statements of Borrower to be prepared in all material respects in conformity with GAAP in respect of all material dealings and transactions in relation to its business and activities.

8.3. Financial Information. Subject to the last sentence of this Section 8.3, furnish each Lender with copies of the following:

(a) within 45 days after the end of each Fiscal Quarter (except 90 days with respect to each Fiscal Quarter ending on December 31), unaudited balance sheets as of the end of each applicable Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year on a consolidated basis for Borrower;

(b) within 120 days after the last day of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flows and stockholders’ equity for such Fiscal Year, on a consolidated basis for Borrower, which consolidated statements shall be audited and certified (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than any exception, qualification or explanatory paragraph with respect to or resulting from (i) an upcoming maturity date under the Loan Agreement occurring within one year from the time such statements are delivered or (ii) any inability to comply with any financial maintenance covenant under the Loan Agreement), by a firm of independent certified public accountants of recognized standing reasonably selected by Borrower, as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such period, subject to normal year-end adjustments and the absence of footnotes;

(c) at the request of Lenders, within 90 days following the end of each Fiscal Year, consolidated financial projections in reasonable detail for Borrower and its Subsidiaries for the next succeeding Fiscal Year; and

(d) within 45 days after the end of each Fiscal Quarter (except 90 days with respect to each Fiscal Quarter ending on December 31), a Compliance Certificate executed by a Senior Officer with respect to the financial maintenance covenants set forth in this Agreement.

Any notice, financial statement, report or information required to be furnished pursuant to any clause of this Section 8.3 or Section 8.4 may be furnished by posting the contents of such notice, or such financial statement, report or other information, in a report, notice, proxy statement, registration statement, prospectus, release or other statement on EDGAR, any successor website maintained by the Securities and Exchange Commission or Borrower’s website, and any such notice, financial statement, report or other information shall be deemed furnished on the date Borrower notifies Lenders of such posting.

8.4. Notices. Notify, and cause each of its Significant Subsidiaries to notify, Lenders in writing, promptly (and, in any event, no later than five Business Days) after a Senior Officer obtains actual knowledge thereof, of any of the following that affects Borrower: (a) the threat (in writing) or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination would have a Material Adverse Effect; (b) the existence of any Event of Default; (c) any judgment in an amount (to the extent not paid or covered by indemnities or insurance) exceeding $3,500,000; (d) any violation or asserted violation of any applicable law, if an adverse resolution would have a Material Adverse Effect; (e) any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification; (f) any change in Borrower’s legal name, type of organization, jurisdiction of organization or organizational identification number; (g) Borrower ceases to have a non-investment grade rating from Egan Jones, or, if Egan Jones no longer rates Persons in the cannabis business, another nationally recognized rating agency selected by Borrower in consultation with, but in no event needing the consent of, Required Lenders; and (h) either (i) the aggregate outstanding amount of the Debt of Borrower and its Significant Subsidiaries exceeds the Aggregate Initial Debt Cap or (ii) the aggregate outstanding amount of Significant Subsidiary Debt exceed the Significant Subsidiary Initial Debt Cap.

8.5. Compliance with Laws. Comply, and cause each of its Subsidiaries to comply, with (a) all Anti-Terrorism Laws and all Anti-Corruption Laws in all material respects and (b) all other applicable laws, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply or maintain would not reasonably be expected to have a Material Adverse Effect.

8.6. Taxes. Pay, and cause each of its Subsidiaries to pay, its Tax liabilities, that, if not paid, would reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) Borrower has set aside on its books adequate reserves with respect thereto to the extent required by GAAP.

8.7. Insurance. Maintain, and cause each of its Subsidiaries to permit, general liability insurance with insurance companies that Borrower believes (in the good faith judgment of the management of Borrower) are financially sound and reputable (after giving effect to any self-insurance which Borrower believes (in the good faith judgment of management of Borrower) is reasonable and prudent in light of the size and nature of its business), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses. Within 45 days after the Closing Date, Borrower cause each Lender to be listed as an additional insured party on all general liability policies maintained by Borrower.

8.8. Exemption as Investment Company. Not be required to register as an “investment company” pursuant to the Investment Company Act of 1940.

8.9. Maintenance of Ratings. Use commercially reasonable efforts to maintain a credit rating (but not any specific rating) from Egan Jones or, if Egan Jones no longer rates Persons in the cannabis business, another nationally recognized rating agency selected by Borrower in consultation with, but in no event needing the consent of, Required Lenders.

8.10. Mark-to-Market. Use commercially reasonable efforts to engage at least one Person to provide a daily mark for the Loans upon reasonable request.

8.11. Maintenance of Existence and Permits. Do or cause to be done, and cause each of its Subsidiaries to do or cause to be done, all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

8.12. Use of Proceeds. Shall use the proceeds of the Loans solely (a) to pay the fees and transaction expenses to be paid by Borrower in connection with the closing of the Loan Agreement; (b) to pay Obligations in accordance with the Loan Agreement; and (c) for other lawful corporate purposes of Borrower, including working capital. Borrower shall not, directly or indirectly, use the proceeds of any Loan in violation of any Anti-Terrorism Laws.

8.13. Maintenance of Properties. Keep and maintain, and cause each of its Subsidiaries to keep and maintain, all tangible property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

8.14. Minimum Book Equity. As of the end of each Fiscal Quarter, have total stockholders’ equity of at least $200,000,000.

8.15. Sanctions; Anti-Corruption Laws. Maintain in effect policies and procedures designed to promote compliance by Borrower, its Subsidiaries, and their respective directors, officers, employees, and agents with applicable Sanctions and with the Foreign Corrupt Practices Act of 1977 and any other applicable Anti-Corruption Laws.

SECTION 9. Negative Covenants. As long as any Obligations (other than Unasserted Contingent Obligations) are outstanding, Borrower shall not:

9.1. Fundamental Changes. Liquidate, wind up its affairs or dissolve itself; consummate a Division/Series Transaction; or merge, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions, or permit any of its Subsidiaries to do any of the foregoing, except for mergers or consolidations of a wholly owned Subsidiary with another wholly owned Subsidiary or into Borrower.

9.2. Accounting Changes. Make, or permit any of its Subsidiaries to make, any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

9.3. Restrictive Agreements. Become, or permit any of its Significant Subsidiaries to become, a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date; (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; or (c) constituting customary restrictions on assignment in leases and other contracts.

9.4. Hedging Agreements. Enter into, or permit any of its Significant Subsidiaries to enter into, any Hedging Agreement, except to hedge risks and not for speculative purposes.

9.5. Conduct of Business. Engage in, or permit any of its Significant Subsidiaries to engage in, any business, other than its business as conducted on the Closing Date and any activities incidental, ancillary, supplemental or related thereto.

9.6. Affiliate Transactions. Enter into or be party to, or permit any of its Significant Subsidiaries to enter into or be a party to, any transaction with an Affiliate, including any intercompany transfers of assets or liabilities, except (a) transactions expressly permitted by the Loan Agreement, (b) payment of reasonable compensation to officers and employees for services actually rendered, and payment of customary directors’ fees and indemnities, (c) transactions with Affiliates existing as of the Closing Date, and (d) other transactions with Affiliates so long as such transactions are upon fair and reasonable terms no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

9.7. Plans. Become, or permit any of its Subsidiaries to become, party to any Multiemployer Plan or Foreign Plan.

9.8. Maximum Debt. Create, issue, incur, assume, become liable in respect of or suffer to exist, or permit any of its Significant Subsidiaries to create, issue, incur, assume, become liable in respect of or suffer to exist, Debt of Borrower and its Significant Subsidiaries in excess of (a) prior to the date on which Borrower delivers evidence to Lenders that its total stockholders’ equity is greater than $345,000,000 (the “Debt Increase Trigger Date”), $225,000,000 (the “Aggregate Initial Debt Cap”), and (b) on and after the Debt Increase Trigger Date, $275,000,000, in each case, in the aggregate at any time outstanding, provided that: (w) the Significant Subsidiaries of Borrower may not incur, assume, become liable in respect of or suffer to exist Debt in excess of (i) prior to the Debt Increase Trigger Date, $150,000,000 (the “Significant Subsidiary Initial Debt Cap”), and (ii) on and after the Increase Debt Trigger Date, $180,000,000, in each case, in the aggregate at any time outstanding pursuant to the [***] Loan Agreement or any Permitted Refinancing thereof (any such Debt incurred pursuant to this clause (w), the “Significant Subsidiary Debt”); (x) that any Debt incurred, other than the Significant Subsidiary Debt, shall not be secured; (y) any Debt that is incurred by Borrower (excluding any guaranties of the Debt of its Significant Subsidiaries or the pledge of Equity Interests to secure such guaranties or such Debt) and not incurred pursuant to any Loan Document shall rank pari passu or subordinated in right to payment with the Obligations; and (z) any Subordinated Debt shall be subject to a subordination agreement that is reasonably acceptable to Required Lenders.

9.9. Permitted Liens. Grant, create or suffer to exist, or permit any of its Significant Subsidiaries to grant, create or suffer to exist, any Lien on any of its Property other than Permitted Liens.

9.10. Permitted Investments. Make, or permit any of its Significant Subsidiaries to make, any Investments in Immaterial Subsidiaries in excess of $50,000,000 in the aggregate at any time outstanding.

9.11. Permitted Distributions. Declare or make, or permit any of its Subsidiaries to declare or make, any Distributions, except (a) Distributions that do not exceed, in any Fiscal Year, an aggregate amount equal to 102.00% of the amount necessary for Borrower to maintain its REIT status and to avoid federal tax of its income, (b) Distributions by a Subsidiary of Borrower to such Subsidiary’s Equity Interest owners on a pro rata basis based on their relative ownership interests or (c) as otherwise approved in writing by Required Lenders; and

9.12. Disposition of Assets. Sell, lease, license, consign, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, license, consign, transfer or otherwise dispose of, any Property, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease (each, a “Disposition”), unless (a) no Event of Default exists or results therefrom and (b) both immediately prior to and after giving effect to such Disposition, Borrower is in compliance with Sections 8.14 and 9.8, determined on a pro forma basis for the Fiscal Quarter then most recently ended for which Borrower has delivered the financial statements required pursuant to Section 8.3(a).

9.13. Restrictions on Payment of Certain Debt. Make, or permit any of its Significant Subsidiaries to make, any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any Subordinated Debt, except to the extent expressly permitted under any subordination agreement relating to such Debt.

SECTION 10. EVENTS OF DEFAULT; REMEDIES ON DEFAULT.

10.1. Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) Borrower fails to pay (i) any principal amount of any Loan when due (whether at stated maturity, upon acceleration or otherwise) or (ii) any other Obligation within three Business Days after the date such payment is due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b) Any representation, warranty or other written statement of Borrower made under the Loan Agreement is incorrect or misleading in any material respect when given;

(c) Borrower breaches or fail to perform any covenant contained in Section 8.1, 8.2, 8.3, 8.4(b), 8.7 or 9;

(d) Borrower breaches or fails to perform any other covenant contained in any Loan Document, and such breach or failure is not cured within 30 days after a Senior Officer has actual knowledge thereof or receives notice thereof from Lenders, whichever is sooner;

(e) Borrower denies or contests the validity or enforceability of any Loan Document or Obligations; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by all Lenders or in accordance with the terms hereof);

(f) Any breach or default of Borrower or any of its Significant Subsidiaries occurs under any instrument or agreement to which Borrower or any Significant Subsidiary is a party or by which Borrower, any Significant Subsidiary or any of their respective Properties is bound, relating to any Debt (other than the Obligations) in excess of $5,000,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach; provided that this clause (f) shall not apply to any breach or default that is waived (including in the form of amendment) by the required holders of such Debt;

(g) Any judgment or order for the payment of money is entered against Borrower in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against Borrower, $5,000,000 (to the extent not paid or covered by indemnities or insurance), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;

(h) (i) An Insolvency Proceeding is commenced by Borrower or any Significant Subsidiary; (ii) Borrower or any Significant Subsidiary makes an offer of settlement, extension or composition to its unsecured creditors generally; (iii) a trustee is appointed to take possession of any substantial Property of or to operate any of the business of Borrower or any Significant Subsidiary; or (iv) an Insolvency Proceeding is commenced against Borrower or any Significant Subsidiary and Borrower or such Significant Subsidiary consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by Borrower, the petition is not dismissed within 60 days after filing, or an order for relief is entered in the proceeding; or

(i) A Change of Control occurs.

10.2. Remedies upon Default. If an Event of Default described in Section 10.1(h) occurs, then to the extent permitted by applicable Law, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a) declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrower to the fullest extent permitted by Law; and

(b) exercise any other rights or remedies afforded under any agreement, by Law, at equity or otherwise.

10.3. Remedies Cumulative; No Waiver.

(a) Cumulative Rights. All agreements, warranties, indemnities and other undertakings of Borrower under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by Law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

(b) Waivers. No waiver or course of dealing shall be established by (i) the failure or delay of Agent or any Lender to require strict performance by Borrower under any Loan Document, or to exercise any rights or remedies, (ii) the making of any Loan during a Default, Event of Default or other failure to satisfy any conditions precedent or (iii) acceptance by Agent or any Lender of any payment or performance by Borrower under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

10.4. Application of Payments and Proceeds. Upon the occurrence and during the continuance of an Event of Default and after the acceleration of the principal amount of any of the Loans, all payments and proceeds in respect of any of the Obligations received by Agent or any Lender under any Loan Document shall, subject to Section 4.1, be applied by Agent as follows:

(a) first, to all indemnities, liabilities, costs, expenses and other obligations owing to Agent (in its capacity as such) under this Agreement or the other Loan Documents;

(b) second, to all indemnities, liabilities and obligations owing to any Lender under this Agreement or the other Loan Documents;

(c) third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts);

(d) fourth, to the principal amount of the Obligations;

(e) fifth, to any other Obligations owing to Agent or any Lender under the Loan Documents; and

(f) sixth, to the payment of the surplus (if any) to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.

SECTION 11. AGEnt.

11.1. Appointment, Authority and Duties of Agent.

(a) Appointment and Authority. Each Lender irrevocably appoints and designates [***] as Agent under all Loan Documents, and authorizes Agent to perform the duties as set forth in this Agreement and the other Loan Documents and to exercise such powers and duties as are designated to it by the terms hereof and the other Loan Documents (including the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations), together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, however, that Agent shall not be required to take any action which, in the opinion of Agent or its counsel, exposes Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law. Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Lenders.

(b) Duties. The title of “Agent” is used solely as a matter of market custom and the duties of Agent are administrative in nature only. Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Agent have any agency, fiduciary or implied duty to or relationship with any Lender or other Person by reason of any Loan Document or related transaction, even if a Default exists. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement. In no event shall Agent be required to take any action that it determines in its discretion is contrary to applicable Law or any Loan Documents or could expose any Indemnitee to potential liability.

(c) Agent Professionals. Agent may perform its duties through employees and agents, sub-agents or attorneys-in-fact appointed by Agent (collectively, “Agent Professionals” and each, an “Agent Professional”). Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals reasonably selected by it.

(d) Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law. Agent may request instructions from Required Lenders or other Lenders with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Lenders of their indemnification obligations against Claims that could be incurred by Agent. Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders or requisite lenders, as applicable, shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders or requisite lenders, as applicable. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 13.1(a). In no event shall Agent be required to take any action that it determines in its discretion is contrary to applicable Law or any Loan Documents or could expose any Indemnitee to potential liability.

11.2. Agreements Regarding Borrower Materials. Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials. Agent agrees to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or other Borrower Materials (or contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender.

11.3. Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any Communication (including those by telephone, telex, telegram, telecopy, e-mail or other electronic means) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Agent shall have a reasonable and practicable amount of time to act on any Communication and shall not be liable for any delay in acting.

11.4. Action upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from Borrower or Required Lenders specifying the occurrence and nature thereof. If a Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action or accelerate any Obligations.

11.5. Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation in excess of its ratable share of such Obligation, such Lender shall forthwith purchase from Lenders participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Agent for application under Section 4.1(b) and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction.

11.6. Indemnification. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT AND ITS OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES, AGENTS, REPRESENTATIVES, CONSULTANTS AND ATTORNEYS (COLLECTIVELY REFERRED TO HEREIN AS “AGENT INDEMNITEES”), TO THE EXTENT NOT REIMBURSED BY BORROWER, SEVERALLY AND ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST AGENT INDEMNITEES; PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT); PROVIDED, FURTHER, THAT NO LENDER SHALL BE LIABLE TO AGENT OR ANY AGENT INDEMNITEES TO THE EXTENT SUCH CLAIM OR LIABILITY HAS RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH AGENT INDEMNITEE, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL NON-APPEALABLE JUDGMENT OR ORDER. If Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer relating to the Obligations, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Lender (to the extent not reimbursed by Borrower) severally and to the extent of its Pro Rata share.

11.7. Limitation on Responsibilities of Agent. Agent shall not be liable to any Lender for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by Borrower or any Lender of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Lenders with respect to any Obligations, Loan Documents or Borrower. No Indemnitee shall be responsible to Lenders for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of Borrower. No Indemnitee shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance by Borrower of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

11.8. Successor Agent. Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrower. Required Lenders may appoint a successor that is (a) a Lender or Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Event of Default exists) Borrower. If no successor is appointed by the effective date of Agent’s resignation, then on such date, Agent may, but shall have no obligation to, appoint a successor acceptable to it in its discretion (which shall be a Lender unless no Lender accepts the role) and (provided no Event of Default exists) with the consent of Borrower or, in the absence of such appointment, Required Lenders shall automatically assume all rights and duties of Agent. The successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act. The retiring Agent shall be discharged from its duties hereunder on the effective date of its resignation, but shall continue to have all rights and protections available to Agent under the Loan Documents with respect to actions, omissions, circumstances or Claims relating to or arising while it was acting or transferring responsibilities as Agent, including indemnification under Sections 11.6 and 13.3, and all rights and protections under this Section 11. Notwithstanding anything to the contrary, any such successor Agent shall be an Eligible Assignee at the time of appointment.

11.9. Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lender, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of Borrower and its own decision to enter into this Agreement and to fund Loans. Each Lender has made such inquiries as it feels necessary concerning the Loan Documents and Borrower. Each Lender acknowledges and agrees that the other Lenders have made no representations or warranties concerning Borrower or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. No act by Agent, including any consent, amendment, acceptance of assignment or due diligence by Agent, shall be deemed to constitute a representation by Agent to any Lender as to any matter, including whether Agent has disclosed material information in its possession. Each Lender will, independently and without reliance upon any other Lender, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Agent by Borrower or any credit or other information concerning the affairs, financial condition, business or Properties of Borrower (or any of its Affiliates) which may come into possession of Agent or its Affiliates. Each Lender represents and warrants that (a) the Loan Documents set forth the terms of a commercial lending facility, and (b) it is engaged in making, acquiring or holding commercial loans in the ordinary course, is sophisticated with respect to making such decisions and holding such loans, and is entering into this Agreement for the purpose of making, acquiring or holding commercial loans and providing other facilities as set forth herein, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument. Each Lender agrees not to assert any claim in contravention of the foregoing.

11.10. Remittance of Payments and Collections.

(a) Remittances Generally. Payments by any Lender to Agent shall be made by the time and date provided herein, in immediately available funds, no later than 12:00 p.m. on the date funds are due. Payment by Agent to any Lender shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.

(b) Recovery of Erroneous Payments. Without limitation of any other provision herein, if at any time Agent makes a payment hereunder in error to any Lender, whether or not in respect of an Obligation due and owing by Borrower at such time (“Rescindable Amount”), then in any such event each Lender receiving the Rescindable Amount severally agrees to repay to Agent, forthwith on demand made by Agent, but in no event later than two Business Days thereafter, the Rescindable Amount received by such Lender in immediately available funds in the currency so received, with interest thereon for each day from and including the date such Rescindable Amount is received by such Lender to but excluding the date of repayment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Each Lender irrevocably waives any and all defenses, including any defense of discharge for value (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. Agent shall inform each Lender promptly upon determining that any payment made to such Lender was comprised, in whole or in part, of a Rescindable Amount. A notice from Agent to any Lender under this Section 11.10(b) shall be conclusive, absent manifest error.

(c) Distributions. If Agent determines that an amount received by it must be returned or paid to Borrower or other Person pursuant to applicable Law or otherwise, then Agent shall not be required to distribute such amount to any Lender.

11.11. Individual Capacities. Agent, Lenders and their Affiliates may accept deposits from, lend money to, act as financial or other advisor to, and generally engage in any kind of business with, Borrower and its Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Lender. In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Borrower and its Affiliates (including information subject to confidentiality obligations) and shall have no obligation to provide such information to any Lender.

11.12. Certain ERISA Matters.

(a) Lender Representations. Each Lender represents and warrants, as of the date it became a Lender party hereto, and covenants, from the date it became a Lender party hereto to the date it ceases being a Lender party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of Borrower, that at least one of the following is and will be true: (i) such Lender is not using “plan assets” (within the meaning of ERISA Section 3(42) or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, its Commitment or the Loan Documents; (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, its Commitment or the Loan Documents; (iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, its Commitment or the Loan Documents, (C) the entrance into, participation in, administration of and performance of the Loans, its Commitment or the Loan Documents satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, its Commitment or the Loan Documents; or (iv) such other representation, warranty and covenant as may be agreed in writing between Agent, in its discretion, and Lender.

(b) Further Lender Representations. Unless Section 11.12(a)(i) or 11.12(a)(iv) is true with respect to a Lender, such Lender further represents and warrants, as of the date it became a Lender hereunder, and covenants, from the date it became a Lender to the date it ceases to be a Lender hereunder, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of Borrower, that Agent is not a fiduciary with respect to the assets of such Lender involved in its entrance into, participation in, administration of and performance of the Loans, its Commitment or the Loan Documents (including in connection with the reservation or exercise of any rights by Agent under any Loan Document).

11.13. No Third Party Beneficiaries. This Section 11 is an agreement solely among Lenders and Agent and shall survive Full Payment of the Obligations. This Section 11 does not confer any rights or benefits upon Borrower or any other Person. As between Borrower and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Lenders.

SECTION 12. BENEFIT OF AGREEMENT; ASSIGNMENTS

12.1. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower, Agent, Lenders and their respective successors and assigns, except that (a) Borrower may not assign or delegate its rights or obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 12.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 12.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

12.2. Participations.

(a) Permitted Participants; Effect. Subject to Section 12.3(c), any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitment for all purposes, all amounts payable by Borrower shall be determined as if it had not sold such participating interests, and Borrower and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents (and, for the avoidance of doubt, a Participant shall not constitute a Lender hereunder). Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant.

(b) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the maturity or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment or releases Borrower.

(c) Participant Register. Each Lender that sells a participation shall, acting solely as a non-fiduciary agent of Borrower, maintain a register in which it enters each Participant’s name, address and the principal amounts (and stated interest) of each Participant’s interest in its Commitments and the Loans under the Loan Documents (“Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in its Commitment and any Loans or any other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that a Participant’s interest is in registered form under Section 5f.103-1(c) the United States Treasury Regulations. Entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the Participant Register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. For the avoidance of doubt, Agent shall have no responsibility for maintaining a Participant Register.

12.3. Assignments.

(a) Permitted Assignments. Subject to Section 12.3(c), a Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (i) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $1,000,000 (unless otherwise agreed by Agent and Required Lenders in their discretion) and integral multiples of $500,000 in excess of that amount, (ii) Agent shall have provided consent (not to be unreasonably withheld or delayed) for any assignment to a Person that is not a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender, and (iii) the parties to each such assignment shall execute and deliver an Assignment and Assumption to Agent for acceptance and recording. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledgee or assignee for such Lender as a party hereto.

(b) Effect; Effective Date. Upon delivery to Agent of a fully executed and completed Assignment and Assumption accompanied by a processing fee of $3,500 (unless such fee is waived by Agent in its sole discretion), the assignment specified therein shall be effective as provided in the Assignment and Assumption as long as it complies with this Section 12.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrower shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 3.5 and deliver, upon request, an administrative questionnaire satisfactory to Agent. An assignee that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.5 unless Borrower agrees otherwise in writing in its sole discretion.

(c) Certain Assignees. No assignment or participation may be made to Borrower, Affiliate of Borrower, Defaulting Lender, Disqualified Institution or one or more natural persons. Agent shall have no obligation to determine whether any assignment is permitted under the Loan Documents. Any assignment by a Defaulting Lender must be accompanied by satisfaction of its outstanding obligations under the Loan Documents in a manner reasonably satisfactory to Agent, including payment by the Defaulting Lender or Eligible Assignee of an amount sufficient upon distribution (through direct payment, purchases of participations or other methods acceptable to Agent in its reasonable discretion) to satisfy all funding and payment liabilities of the Defaulting Lender. If any assignment by a Defaulting Lender (by operation of law or otherwise) does not comply with the foregoing, the assignee shall be deemed a Defaulting Lender for all purposes until compliance occurs.

(d) Register. Agent, acting as a non-fiduciary agent of Borrower (solely for tax purposes), shall maintain (i) a copy (or electronic equivalent) of each Assignment and Assumption delivered to it, and (ii) a register for recordation of the names, addresses and Commitments of, and the Loans, including principal amounts and stated interest, owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Borrower, Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. The register shall be available for inspection by Borrower or any Lender, from time to time upon reasonable notice.

(e) Disqualified Institutions.

(i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person, as the case may be (unless Borrower have consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (A) such assignee shall not retroactively be disqualified from becoming a Lender and (B) the execution by Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (i) shall not be void, but the other provisions of this Section 12.3(e) shall apply.

(ii) If any assignment or participation is made to any Disqualified Institution without Borrower’s prior written consent in violation of Section 12.3(e)(i), or if any Person becomes a Disqualified Institution after the applicable Trade Date, Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and Agent, (A) terminate any Commitment of such Disqualified Institution and repay all obligations of Borrower owing to such Disqualified Institution in connection with such Commitment or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 12.3), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (1) have the right to receive information, reports or other materials provided to Lenders by Borrower, Agent or any other Lender, (2) attend or participate in meetings attended by Lenders and Agent, or (3) access any electronic site established for Lenders or confidential communications from counsel to or financial advisors of Agent or Lenders and (B) (1) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as Lenders that are not Disqualified Institutions consented to such matter, and (2) for purposes of voting on any Debtor Relief Plan, each Disqualified Institution party hereto hereby agrees (I) not to vote on such Debtor Relief Plan, (II) if such Disqualified Institution does vote on such Debtor Relief Plan notwithstanding the restriction in the foregoing clause (I), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Debtor Relief Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (III) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (II).

12.4. Replacement of Certain Lenders. If a Lender (a) within the last 120 days failed to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, (b) is a Defaulting Lender or (c) within the last 120 days gave a notice under Section 3.5 or requested payment or compensation under Section 3.5 (and has not designated a different Lending Office pursuant to Section 3.6), then Borrower may, upon 10 days’ notice to such Lender, require it to assign its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment and Assumption(s), within 20 days after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Assumption if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.

SECTION 13. MISCELLANEOUS

13.1. Amendments and Waivers.

(a) Amendments and Other Modifications. No amendment, modification or waiver of, or consent with respect to, a Loan Document (each, a “Modification”) shall be effective without the prior written agreement of Required Lenders (with a copy provided to Agent) and Borrower; provided, that:

(i) without the prior written consent of Agent, no Modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(ii) without the prior written consent of each affected Lender, including a Defaulting Lender, no Modification shall: (A) increase the Commitment of such Lender; (B) reduce the amount or rate of, or waive or delay payment of, any principal, interest, indemnity, reimbursement or fees payable to such Lender (except as provided in Section 4.1); provided that only the consent of Required Lenders shall be necessary (x) to waive the obligation of Borrower to pay interest at the Default Rate or (y) to amend Section 8.14 or 9.8 (or any defined term directly or indirectly used therein), even if the effect of such amendment would be to reduce the rate of interest on any Loan or other Obligation or to reduce any fee payable hereunder); or (C) extend the maturity of, or time of payment on, such Lender’s Obligations (including any date fixed for payment of principal, interest or fees payable to such Lender);

(iii) without the prior written consent of all Lenders (except any Defaulting Lender), no Modification shall: (A) alter Section 5.1, 10.4 or 13.1(a); (B) except in connection with a merger, disposition or similar transaction expressly permitted pursuant to Section 9.1, release Borrower from liability for any Obligations; (C) reduce the percentage specified in or otherwise modify the definition of Required Lenders, or consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement and the other Loan Documents (except as permitted by Section 9.1); (D) subordinate (whether payment subordination or otherwise) the Obligations to other Debt; or (E) change any Loan Document provision requiring consent or action by all Lenders.

(b) Limitations. No agreement of Borrower shall be required for any Modification of a Loan Document that deals solely with the rights and duties of Lenders or Agent as among themselves; provided, that, if Borrower is a party to such Loan Document, Agent shall post or otherwise provide the same to Borrower reasonably promptly after it becomes effective. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

13.2. Power of Attorney. Borrower hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as Borrower’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section 13.2. Agent, or Agent’s designee, may, without notice and in either its or Borrower’s name, during an Event of Default, do all other things necessary to carry out the intent and purpose of this Agreement.

13.3. Payment of Expenses; Indemnity.

(a) Borrower shall pay (i) all reasonable and documented out-of-pocket costs and expenses incurred by Agent in connection with the negotiation, execution and delivery of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including the reasonable and documented out-of-pocket fees, charges and disbursements of a single primary counsel (and a single local counsel in each applicable jurisdiction, to the extent such local counsel is reasonably necessary) for Agent and (ii) all reasonable and documented out-of-pocket costs and expenses incurred by Agent (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for Agent) in connection with the enforcement of any rights and remedies under this Agreement and the other Loan Documents, including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including in connection with any workout, restructuring or negotiations in respect of the Loans and the Loan Documents, including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel.

(b) Borrower shall pay (i) all reasonable and documented out-of-pocket costs and expenses incurred by Lenders in connection with the negotiation, execution and delivery of this Agreement, including the reasonable and documented out-of-pocket fees, charges and disbursements of [***] LLP, in an aggregate amount not to exceed $50,000, (ii) all reasonable and documented out-of-pocket costs and expenses incurred by Lenders in connection with the negotiation, execution and delivery of any amendments, modifications or waivers of the provisions of this Agreement and the other Loan Documents requested by Borrower (whether or not the transactions contemplated hereby or thereby shall be consummated), including the reasonable and documented out-of-pocket fees, charges and disbursements of a single primary counsel (and a single local counsel in each applicable jurisdiction, to the extent such local counsel is reasonably necessary) for Lenders as a whole, unless, in each case, an actual or perceived conflict of interest exists, in which case, Borrower shall be required to pay for one additional counsel (and an additional local counsel in each applicable jurisdiction, to the extent such local counsel is reasonably necessary) for the parties affected by such conflict, taken as a whole, and (iii) all reasonable and documented out-of-pocket costs and expenses incurred by Lenders (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for Lenders) in connection with the enforcement of any rights and remedies under this Agreement and the other Loan Documents, including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including in connection with any workout or restructuring in respect of the Loans and the Loan Documents, including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel.

(c) BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY BORROWER OR ANY OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence, bad faith or willful misconduct of, or breach of any Loan Document by, such Indemnitee.

13.4. Notices and Communications.

(a) Notice Address. All notices and other communications by or to a party hereto shall be in writing and shall be given to Borrower, at Borrower’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof, or at such other address as a party may hereafter specify by notice in accordance with this Section 13.4. Each communication shall be effective only if given (i) by electronic mail to the applicable electronic mail address(es), if confirmation of receipt is received, (ii) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address, or (iii) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 4.1(a) shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party.

(b) Non-Conforming Communications. Agent and Lenders may rely upon any communications purportedly given by or on behalf of Borrower even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Borrower shall indemnify and hold harmless each Indemnitee from any reasonable out-of-pocket and documented liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of Borrower.

13.5. Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under applicable Law. If any provision is found to be invalid under applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

13.6. Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

13.7. Counterparts; Execution. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement. Any electronic signature, contract formation on an electronic platform and electronic record-keeping shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state Law based on the Uniform Electronic Transactions Act.

13.8. Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

13.9. No Control; No Advisory or Fiduciary Responsibility. Nothing in any Loan Document and no action of Agent or any Lender pursuant to any Loan Document shall be deemed to constitute control of Borrower by Agent or such Lender. In connection with all aspects of each transaction contemplated by any Loan Document, Borrower acknowledges and agrees that: (a) (i) this credit facility and all related services by Agent and any Lender or any of their Affiliates are arm’s-length commercial transactions between Borrower and such Person, (ii) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate and (iii) Borrower is capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, each Lender and each of their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower, its Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent and any Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and have no obligation to disclose any of such interests to Borrower or its Affiliates. To the fullest extent permitted by applicable Law, Borrower hereby waives and releases any claims that it may have against Agent and any Lender or any of their Affiliates with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

13.10. Confidentiality. Each of Agent and Lenders shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and its and their partners, directors, officers, employees, agents, advisors and representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section 13.11, to any potential or actual transferee of any interest in a Loan Document; (g) with the consent of Borrower; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 13.11 or (ii) is available to Agent, any Lender or any of their Affiliates on a nonconfidential basis from a source other than Borrower. Notwithstanding the foregoing, Agent may publish or disseminate general information concerning this credit facility, and may use Borrower’s logos, trademarks or product photographs in advertising materials. As used herein, “Information” means all information received from Borrower or Subsidiary relating to it or its business, that is identified as confidential when delivered. Each Person required to maintain the confidentiality of Information pursuant to this Section 13.11 shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Each of Agent and Lenders acknowledges that (x) Information may include material non-public information, (y) it has developed compliance procedures regarding the use of such information and (z) it will handle the material non-public information in accordance with applicable Law.

13.11. GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES.

13.12. Consent to Forum.

(a) Forum. BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER COOK COUNTY, ILLINOIS AND/OR THE NORTHER DISTRICT OF ILLINOIS (EASTERN DIVISION), IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.4(a). A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by applicable Law.

(b) Other Jurisdictions. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against Borrower in any other court, nor limit the right of any party to serve process in any other manner permitted by applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

13.13. Waivers.

(a) To the fullest extent permitted by applicable Law, Borrower waives (a) the right to trial by jury (which each Lenders hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents or Obligations; (b) presentment, demand, protest, notice of presentment, default, non-payment or maturity; (c) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (d) the benefit of all valuation, appraisement and exemption laws; and (e) notice of acceptance hereof. Borrower acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Borrower. Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

(b) Each party hereto waives any claim against any other party hereto, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any enforcement action, Obligations, Loan Documents or transactions relating thereto.

13.14. PATRIOT Act Notice. Agent and Lenders hereby notify Borrower that pursuant to the PATRIOT Act, Agent and Lenders are required to obtain, verify and record information that identifies Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the PATRIOT Act. Agent and Lenders may also require information regarding Borrower’s management and owners, such as legal name, address, social security number and date of birth. Borrower shall, promptly upon request, provide all documentation and other information as Agent or any Lender may request from time to time in order to comply with any obligations under “know your customer,” anti-money laundering or other requirements of applicable Law.

13.15. NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

AGENT:

[***]

By:
Name:
Title:

Address for Notices to Agent:

[***]

LENDER:

[***]

By:
Name:
Title:

Address:

[***]

LENDER:

[***]

By:
Name:
Title:

Address:

[***]

BORROWER:	CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

By:
Name:
	Title:	Authorized Person

Address:

420 N Wabash Ave, Suite 500
Chicago, IL 60611
Attention: Loan Department
Email: reporting@chicagoatlantic.com

SCHEDULE 1.1

COMMITMENTS

Lender	Commitment Amount	Percentage
[***]	$4,356,000	8.712%
[***]	$652,000	1.304%
[***]	$643,000	1.286%
[***]	$27,349,000	54.698%
[***]	$1,000,000	2.000%
[***]	$16,000,000	32.000%
Total:	$50,000,000.00	100.00%

ExhibIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (“Assignment”) is dated as of the Effective Date set forth below, between the Assignor (“Assignor”) and the Assignee (“Assignee”) identified below. Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as amended, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by Assignee. The Standard Terms and Conditions set forth in the Annex attached hereto (the “Standard Terms”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For valuable consideration hereby acknowledged, Assignor hereby irrevocably sells and assigns to Assignee, and Assignee hereby irrevocably purchases and assumes from Assignor, as of the Effective Date and subject to and in accordance with the Standard Terms and the Loan Agreement, (a) all of Assignor’s rights and obligations in its capacity as a Lender under the Loan Documents in the amount and percentage interest shown below (including all outstanding rights and obligations under the Loan Agreement relating to outstanding Loans thereunder) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other rights of Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, Loan Documents or loan transactions governed thereby, or in any way based on or related to any of the foregoing, including all contract claims, tort claims, malpractice claims, statutory claims, and other claims at law or in equity related to the rights and obligations assigned pursuant to clause (a) above (the rights and obligations assigned by Assignor to Assignee pursuant to clauses (a) and (b) above being, collectively, the “Assigned Interest”). This sale and assignment is without recourse to Assignor and, except as expressly provided herein, without representation or warranty by Assignor.

1.	Assignor:

2.	Assignee:

3.	Borrower:	Chicago Atlantic Real Estate Finance, Inc.

4.	Agent:	[***], as Agent under the Loan Agreement

5.	Loan Agreement:	Loan Agreement dated as of October 18, 2024, as amended, among Borrower, Agent and the Lenders party thereto from time to time

6. Assigned Interest:

Amount of Commitment/Loans Assigned	Aggregate Commitments/Loans of all Lenders	Assigned Percentage of Aggregate Commitments/Loans	CUSIP Number
$	$	%

7. Effective Date of Assignment (to be inserted by Agent and which shall be the effective date of recordation of transfer by Agent in the loan register): __________________, 20__

[Remainder of Page Intentionally Left Blank]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

By:
Name:
Title:

ASSIGNEE:

[NAME]

By:
Name:
Title:

Consented to and Accepted:

[***], as Agent

By:
Name:
Title:

[Consented to:

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

By:
Name:
Title:	Authorized Person]

ANNEX TO ASSIGNMENT AND ASSUMPTION

Standard Terms and Conditions for Assignment and Assumption

1. Representations and Warranties.

1.1 Assignor. Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) Assignor has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of Borrower, its Subsidiaries or Affiliates, or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by Borrower or any such Subsidiaries, Affiliates or other Persons of any of their respective obligations under any Loan Document.

1.2 Assignee. Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it is an Eligible Assignee and meets all requirements to be an assignee under the terms of the Loan Agreement (subject to any consents required under the Loan Agreement), (iii) from and after the Effective Date, Assignee shall be bound by the provisions of the Loan Agreement and other Loan Documents as a Lender and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan Agreement and of such Loan Documents as it has deemed appropriate, and has received or been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to the terms of the Loan Agreement, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, and (vi) it has, independently and without reliance upon Agent, Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest; and (b) agrees that (i) it will, independently and without reliance upon Agent, Assignor or any other Lender, and based on such documents and information as Assignee shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by Assignee as a Lender.

Assignee represents and warrants, as of the Effective Date, to and covenants from the Effective Date to the date such Person ceases being a Lender under the Loan Agreement, for the benefit of Assignor, Agent and their respective Affiliates, and not (for the avoidance of doubt) to or for the benefit of Borrower, that at least one of the following is and will be true: (w) Assignee is not using “plan assets” (within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or its Commitment; (x) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to Assignee’s entrance into, participation in, administration of and performance of the Loans, its Commitment or the Loan Documents, and acquisition and holding of the Assigned Interest; (y) (I) Assignee is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (II) such Qualified Professional Asset Manager made the investment decision on behalf of Assignee to enter into, participate in, administer and perform the Loans, its Commitment and the Loan Documents, and to acquire and hold the Assigned Interest, (III) the entrance into, participation in, administration of and performance of the Loans, its Commitment and the Loan Documents, and the acquisition and holding of the Assigned Interest, satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and (IV) to the best knowledge of Assignee, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to Assignee’s entrance into, participation in, administration of and performance of the Loans, its Commitment and the Loan Documents, and acquisition and holding of the Assigned Interest; or (z) such other representation, warranty and covenant as may be agreed in writing between Assignor in its sole discretion, Agent in its sole discretion and Assignee.

2. Payments. From and after the Effective Date, Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued to but excluding the Effective Date and to Assignee for amounts which accrue on and after the Effective Date.

3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by fax transmission or other electronic mail transmission (e.g., “DocuSign,” “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York.

EXHIBIT b

COMPLIANCE CERTIFICATE

In accordance with the terms of the Loan Agreement dated as of October 18, 2024 (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement) among Chicago Atlantic Real Estate Finance, Inc. (“Borrower”), [***], as Agent (in such capacity, “Agent”) and the Lenders from time to time party thereto, I hereby certify, solely in my capacity as a Senior Officer of Borrower and in no individual capacity, that:

1.	I am the [Chief Executive Officer] [Chief Financial Officer] of Borrower;

2.	The enclosed financial statements are prepared in accordance with generally accepted accounting principles;

3.	No Default (as defined in the Loan Documents) or Event of Default, has occurred, other than [DESCRIBE SUCH DEFAULT OR EVENT OF DEFAULT].

4.	Borrower is in compliance with the financial covenant(s) set forth in Sections 8.14 and 9.8 of the Loan Agreement, as demonstrated by the calculations contained in Schedule I, attached hereto and made a part hereof.

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

By:
Name:
Title:	Authorized Person

SCHEDULE I TO COMPLIANCE CERTIFICATE

[Borrower to provide calculations of financial covenants]